EXHIBIT 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in this registration statement on Form S-4 of Pioneer Natural Resources Company (“Pioneer”) and the related proxy statement/prospectus of the reference to and report of Ryder Scott Company, L.P. contained in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” included in the proxy statement/prospectus.

RYDER SCOTT COMPANY, L.P.

	By:	/s/ Ryder Scott Company, L.P.

Denver, Colorado
September 16, 2013